Exhibit 15

December 4, 2014

The Board of Directors and Shareholders

Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, and 333-163200 on Form S-8 and 333-187493 on Form S-3) of Dollar General Corporation of our report dated December 4, 2014 relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Form 10-Q for the quarter ended October 31, 2014.

/s/ Ernst & Young LLP
Nashville, Tennessee